                                                                  Exhibit 7
                         CERTIFICATE OF DESIGNATION

                                      OF

                     CLASS A CONVERTIBLE PREFERRED STOCK

                                      OF

                        KANAKARIS COMMUNICATIONS, INC.

     Kanakaris Communications, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation and in accordance with the Nevada Revised Statutes, the Board of Directors of the Corporation adopted the following resolution establishing a series of 1,000,000 shares of Preferred Stock of the Corporation designated as

                     CLASS A CONVERTIBLE PREFEREED STOCK

         RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Articles of Incorporation, a series of Preferred Stock, $.01 par value per share, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and qualifications, limitations and restrictions thereof are as follows:

1. DESIGNATION AND AMOUNT. There shall be a series of Preferred Stock designated as "Class A Convertible Preferred Stock", and the number of shares constituting such series shall be 1,000,000. Such series is referred to herein as the "Class A Preferred Stock".

2. PAR VALUE. The par value for each share of Class A Preferred Stock shall be $.01.

3. RANK. All shares of Preferred Stock shall rank prior to all of the Corporation's Common Stock, $.01 par value (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

4. DIVIDENDS. The holders of Class A Preferred Stock are entitled to receive, in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash, before any dividend is paid on Common Stock. That dividend may be payable quarterly or otherwise as the Board of Directors may from time to time determine. Dividends may be declared and paid on Common Stock in any fiscal year of the Company only if dividends shall have been paid to or declared and set apart on all Preferred Stock. The right to dividends on Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on that stock are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

5. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, holders of the Class A Preferred Stock are entitled to receive $.10 in cash per share plus accumulated and unpaid dividends out of assets available for distribution to shareholders, prior to any distribution to holders of Common Stock or any other stock ranking junior to the Class A Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Class A Preferred Stock (and with respect to any other Preferred Stock ranking on a parity with the Class A Preferred Stock in any such distribution) are not paid in full, the holders of the Class A Preferred Stock (and of such other Preferred Stock) will share ratably in any such distribution of assets in proportion to the full preferential amounts to which such shares are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Class A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

     A consolidation or merger of the Company with or into any other corporation or a sale of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Company.

6. REDEMPTION. The Class A Preferred Stock may be redeemed by the Company at any time upon 30 days' written notice at a redemption price of $.50 per share. Preferred Stock shareholders shall have the right to convert into common stock during this 30-day period. The redemption price shall be payable together with accumulated and unpaid dividends to the date fixed for redemption. If full cumulative dividends on the Class A Preferred Stock through the most recent dividend payment date have not been paid, the Class A Preferred Stock may not be redeemed in part unless approved by the holders of a majority of shares of the Class A Preferred Stock then outstanding and the Company may not purchase or acquire any share of Class A Preferred Stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of the Class A Preferred Stock. If less than all the outstanding shares of Class A Preferred Stock are to be redeemed, the company will select those to be redeemed by lot or a substantially equivalent method.

     The shares of Class A Preferred Stock are not subject to any sinking fund or any other similar provision.

     The redemption by the Company of all or any part of the Class A Preferred Stock is subject to the availability of cash. Moreover, under Nevada law, shares of capital stock shall not be redeemed when the capital of the Company is impaired or when the redemption would cause any impairment of capital.

7. CONVERSION RIGHTS. Holders of the Class A Preferred Stock will have the right, at their option, to convert such shares into shares of Common Stock at any time at the conversion rate then in effect, provided that, if any of the Class A Preferred Stock is redeemed, the conversion rights pertaining thereto will terminate on the third business day preceding the redemption date.

     Each share of Class A Preferred Stock will be initially convertible into one (1) share of Common Stock. No fractional share or scrip representing a fractional share will be issued upon conversion of the Class A Preferred Stock. Cash will be paid in lieu of fractional shares.

     The conversion rate will be appropriately adjusted if the Company
(a) pays a dividend or makes a distribution on its shares of Common Stock (but not the Class A Preferred Stock) which is paid or made in shares of Common Stock, (b) subdivides or reclassifies its outstanding shares of Common Stock, (c) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (d) issues shares of Common Stock, or issues rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock), at a price per share less than the conversion price in effect immediately prior to the issuance thereof, or (e) distributes to all holders of its Common Stock evidences of its indebtedness or assets (excluding any dividend paid in cash out of legally available funds) subject to the limitation that adjustments by reason of any of the foregoing need not be made until they result in a cumulative change in the conversion rate of at least five percent (5%). The conversion rate will not be adjusted upon the conversion of shares of Class A Preferred Stock or presently outstanding stock options or warrants. For the purpose of making the above adjustments, the market price of a share of Common Stock shall be the average of the closing bid and asked prices for the Common Stock on the Over-The-Counter market.

     In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation, there will be no adjustment of the conversion price, but each holder of shares of Class A Preferred Stock then outstanding will have the right thereafter to convert such shares into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange sale or conveyance had such shares been converted immediately prior to the effective date of such consolidation , merger, statutory exchange, sale or conveyance. In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Class A Preferred Stock would thereafter be limited to converting the Class A Preferred Stock at the conversion price in effect at such time into the same amount of cash per share that such holder would have received had such holder converted the Class A Preferred Stock into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received in conversion could be more or less than the liquidation preference of the Class A Preferred Stock.

     Class A Preferred Stock may be converted upon surrender of the stock certificate at least three (3) days prior to the redemption date at the offices of the Corporation at 3303 Harbor Boulevard, Suite F-3, Costa Mesa, California 92626 with the form of "Election to Convert" on the reverse side of the stock certificate completed and executed as indicated. Shares of Common Stock issued upon conversion will be fully paid and non-assessable.

8. VOTING RIGHTS. Each share of Class A Preferred Stock shall have three non-cumulative votes each. Shares of Common Stock and Class A Preferred Stock vote as a single class on all matters presented to the stockholders for action. Without the affirmative vote of the holders of a majority of the Class A Preferred Stock then outstanding, voting as a separate class, the Corporation may not (i) amend, alter or repeal any of the preferences or rights of the Class A Preferred Stock, (ii) authorize any reclassification of the Class A Preferred Stock, (iii) increase the authorized number of shares of Class A Preferred Stock or (iv) create any class or series of shares ranking prior to the Class A Preferred Stock as to dividends or upon liquidation.

9. RULE 144. The Preferred Stock, and the Common Stock issued upon conversion of the Preferred Stock, which bear restrictive legends as a result of the manner in which they were issued by the Company, generally may be sold in the public market (in the absence of registration) only if the sale is made in compliance with Rule 144 under the Act. In general, under Rule 144, a person (or persons whose shares are aggregated with those of others) who has beneficially owned "restricted" shares for at least one year, and a person who is deemed to be an "affiliate" of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale. Non-affiliates who have held their shares for at least two years are entitled to sell their shares under Rule 144 without regard to volume limitations. The Preferred Stock and the underlying Common Stock bearing restrictive legends should satisfy the one-year holding period required by Rule 144, from time to time, commencing one year from the date of purchase of the Preferred Stock.

10. STATUS OF ACQUIRED SHARES. Shares of Class A Preferred Stock redeemed by the Company or received upon conversion pursuant to Section 6 or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Class A Preferred Stock.

11. PREEMPTIVE RIGHTS. The Class A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

12. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         IN WITNESS WHEREOF, Kanakaris Communications, Inc. has caused this certificate to be signed by Alex Kanakaris, its President, and Branch Lotspeich, its Secretary, this ______ day of March, 1999.



                                         ---------------------------------
                                         Alex Kanakaris, President


                                         ---------------------------------
                                         Branch Lotspeich, Secretary